UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 23, 2009

WUHAN GENERAL GROUP (CHINA), INC.

(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-34125 (Commission File Number)	84-1092589 (IRS Employer Identification No.)

Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code:  (86) 27-5970-0069

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2009, Wuhan General Group (China), Inc. (the “Company”) appointed Chen Juntao, age 32, to serve as the Vice President of the Company and the General Manager of Wuhan Blower Co., Ltd. (“Wuhan Blower”), a subsidiary of the Company.

Mr. Chen has served as Vice General Manager of Wuhan Blower since March 2008.  From 2007 to 2008, Mr. Chen served as the Assistant Chairman of the Board of Hubei Bingjing Group and the Administration Director of Wuzhou Construction Material Co., Ltd.  From 2005 to 2007, Mr. Chen served as the Assistant President of Guangdong Lianguan Industry Holding, pursuant to which he was responsible for the administrative affairs of the company and assisting the President with various marketing, management and financial advising for the company.  From 2003 to 2005, Mr. Chen served as the Executive Assistant to the President and the Vice General Manager of Xiangfan Baimeng Investment Co., Ltd.  Mr. Chen was responsible for work relating to the early development of Huazong Guangcai Great Market, one of the largest real estate businesses in China, and for overseeing external affairs with Chinese government authorities during his tenure.  Prior to these positions, Mr. Chen worked with various Chinese law firms and government offices as a lawyer.

Mr. Chen received his law degree from China University of Political Science and Law in 1998 and completed graduate studies in civil law and management of administrative affairs in 2003.

No family relationships exist between Mr. Chen and any director or executive officer of the Company.  There is no arrangement or understanding pursuant to which Mr. Chen was selected for his position with the Company, and there are no related party transactions between Mr. Chen and the Company reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wuhan General Group (China), Inc.

Date: June 29, 2009

By:	/s/ Haiming Liu
Name: Haiming Liu
Title: Chief Financial Officer